                                                                      EXHIBIT 12

                          THOMAS & BETTS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)


                                                 YEAR ENDED                                  NINE MONTHS ENDED
                             --------------------------------------------------    ------------------------------------

                                          HISTORICAL                PRO FORMA(1)        HISTORICAL          PRO FORMA(1)
                             -------------------------------------  ------------  -----------------------  ------------

                             DECEMBER 31,  JANUARY 2,  JANUARY 1,    JANUARY 1,   OCTOBER 2,    OCTOBER 1,    OCTOBER 1,
                                 1992         1994        1995          1995         1994          1995          1995
                             ------------  ----------  -----------  ------------  -----------  -----------  ------------
Earnings (loss) from         $     52,983  $   59,942  $       494  $      6,077  $   (17,679) $    83,472  $     92,360
 continuing operations
 before income taxes
Add:
 Interest on indebtedness          33,405      30,247       26,852        41,188       20,499       20,432        31,184
Amortization of debt
 expense                            2,538       1,062        1,133         1,297          810        1,007         1,130
Portion of rents
 representative of the
 interest factor                    6,515       7,011        7,377         7,693        3,925        5,514         5,799
Deduct  undistributed
 earnings from less than
 50 percent owned persons              --          --       (1,863)       (5,463)          --       (1,980)       (4,580)
                             ------------  ----------  -----------  ------------  -----------   ----------  ------------
Earnings as adjusted         $     95,441  $   98,262  $    33,993  $     50,792  $     7,555   $  108,445  $    125,893
                             ============  ==========  ===========  ============  ===========   ==========  ============
Fixed charges:
 Interest on indebtedness    $     33,405  $   30,247  $    26,852  $     41,188  $    20,449   $   20,432  $     31,184
Amortization of debt
 expense                            2,538       1,062        1,133         1,297          810        1,007         1,130
Portion of rents
 representative of the
 interest factor                    6,515       7,011        7,377         7,693        3,925        5,514         5,799
                             ------------  ----------  -----------  ------------  -----------   ----------  ------------
Total fixed charges          $     42,458  $   38,320  $    35,362  $     50,178  $    25,184   $   26,953  $     38,113
                             ============  ==========  ===========  ============  ===========   ==========  ============
Ratio of earnings to fixed
 charges /(2)/                       2.2x        2.6x        0.96x          1.0x         0.3x         4.0x          3.3x

____________________________

  (1) The pro forma ratios of earnings to fixed charges give effect to (i) the acquisition by the Company of Amerace Corporation and the debt incurred therewith and (ii) the sale of $150 million of the Notes. The pro forma ratios of earnings to fixed charges contained herein differs from those contained in the Company's Current Report on Form 8-K/A dated January 22, 1996, because they give effect to the refinancing of a portion of the indebtedness under the Company's revolving credit facility with the net proceeds from the sale of the Old Notes at an interest rate of 6 1/2%. The interest rate utilized for the purpose of calculating pro forma interest expense on the revolving credit facility was 6.125%. The exchange of the New Notes for the Old Notes will have no effect on the ratio of earnings to fixed charges of the Company.

  (2) The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of earnings from continuing operations before income taxes, plus fixed charges and less undistributed earnings from less than 50 percent owned persons. Fixed charges consist of interest expense and such portion of rental expense which the Company estimates to be representative of the interest factor attributable to such rental expense. The Company's ratios for the year ended January 1, 1995 and the nine months ended October 2, 1994 were 0.96x and 0.3x, both on an historical basis, inadequate to cover fixed charges by $1.4 million and $17.6 million, respectively. This inadequacy was largely due to a provision for restructured operations of $79.0 million provided in the third quarter of that year.